SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 22, 1997




                                   AMTROL Inc.
             (Exact name of registrant as specified in its charter)



       Rhode Island                    0-20328                    05-0246955
(State or other jurisdiction        (Commission File           (I.R.S. Employer
      of incorporation)                 Number)              Identification No.)


 1400 Division Road, West Warwick, Rhode Island                          02893
      (Address of principal executive offices)                       (Zip Code)



                                 (401) 884-6300
              (Registrant's telephone number, including area code)





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Item 2.  Acquisition or Disposition of Assets.

         (a) On December 22, 1997, AMTROL Inc. ("Amtrol") completed its purchase of all of the outstanding capital shares of Petroleo Mecanica Alfa, SA, a corporation organized under the laws of Portugal ("Alfa") for an aggregate purchase price of $25,500,000 (in United Stated dollars) (the "Acquisition") in accordance with the terms of that certain Promissory Agreement dated as of June 30, 1997 by and between Amtrol and Antonio Brandao Miranda, previously reported on Form 8-K dated June 30, 1997. As of December 22, 1997, Alfa became an indirect wholly-owned subsidiary of Amtrol.

         Alfa is a leading designer and manufacturer of reusable steel gas cylinders used for heating and refrigerant gasses and maintains a production facility in Guimaraes, Portugal. Amtrol intends to integrate Alfa into its existing business of manufacturing and distributing water and HVAC systems.

         In connection with the Acquisition, Amtrol entered into an amendment to its existing Bank Credit Agreement pursuant to which $20 million of borrowings under its Revolving Credit Facility were converted to additional Tranche B Term Loans. Accordingly, Amtrol currently has outstanding $64.1 million of term loans consisting of $19.4 million of Tranche A Term Loans which mature on November 13, 2001, with quarterly amortization during their term and $44.7 million of Tranche B Term Loans which mature May 13, 2004, with nominal quarterly amortization payments prior to Tranche A Term Loans and with the remaining amounts amortizing on a quarterly basis thereafter. The Bank Credit Agreement, as amended, also provides a $30 million Revolving Credit Facility of which up to $20 million may be used to finance permitted acquisitions.

Item 7. Exhibits

     (a) Not Applicable

     (b) Not Applicable

     (c) Second Amendment to Bank Credit Agreement dated as of December 12,1997.



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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      AMTROL Inc.
                                                      (Registrant)



Date: January 6, 1998                           By:      s/ Edward J. Cooney
                                                      -------------------------
                                                         Edward J. Cooney
                                                         Chief Financial Officer



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